Exhibit 10-h-5

MEMORANDUM OF PROPOSED AMENDMENTS
to the
ROCKWELL COLLINS 2005
NON-QUALFIED PENSION PLAN

It is proposed that the Rockwell Collins 2005 Non-Qualified Pension Plan (the “Plan”), be amended in order to clarify (1) that the lump sum benefit payable to a Plan participant who has been laid-off by the Company, on or after attaining age 50 and prior to attaining age 55, shall be calculated as if the participant had retired at age 55, and (2) the calculation of the amount of a lump-sum distribution payable to Plan participants upon a 409A Change of Control.

It is further proposed that such amendments be made effective as of January 1, 2005.  Such amendments are as set forth below.  It is specifically proposed to:

(1)          Amend the Plan by adding a new Section 1.155 as follows:

1.155   Layoff-Slide  means the Separation from Service by a Participant resulting from a reduction in force, for a Participant who has attained age 50 but not attained age 55 at the time of such Separation from Service, if service completed prior to the Layoff-Slide will be considered in the event the Participant is re-employed, under applicable policies or procedures.  A Participant shall be deemed to be on Layoff-Slide status for that period of time during which such service will be reinstated in the event of such re-employment.

(2)          Amend Section 2.040(a) of the Plan in its entirety to read as follows:

(a)
For purposes of calculating the amount of any lump-sum distribution under this Plan, the Plan shall use the Interest Rate and Mortality Assumptions.  For benefits commencing upon Retirement, the calculation of the amount of such lump-sum distribution will reflect the immediate benefit payable.  Except as otherwise provided in the immediately following sentence, for benefits commencing upon Separation from Service, the calculation of the amount of the lump-sum distribution will reflect the normal age 65 retirement benefit (as defined in the Company Pension Plan).  For benefits commencing upon a Layoff-Slide, the calculation of the amount of the lump sum distribution will reflect the retirement benefit payable at age 55 (as defined in the Company Pension Plan).

(3)          Insert Section 2.050(e) of the Plan in its entirety to read as follows:

(e)
For purposes of calculating the amount of the lump-sum distribution under this Plan, Participants who have attained age 50 but not attained age 55 at the time of a 409A Change of Control, shall be treated as if they were separated from service by reason of Layoff-Slide.  For purposes of calculating the amount of the lump sum distribution under this Plan, Participants, who are age 55 or older at the time of a 409A Change of Control, shall be treated as if they were separated from service by reason of Retirement.